Exhibit 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter Ended September 30, 2019, Declares Fourth Quarter Distribution of $0.14 per Share

•	GAAP Net Investment Income (“NII”) of $0.14 per share providing third quarter distribution coverage of 100%.
•	Net Asset Value (“NAV”) per share decreased 4.8% or $0.33 per share to $6.49 per share on a quarter-over-quarter basis.
•

Net leverage of 0.61x was up, driven by increased pace of investment deployment. Total liquidity for portfolio company investments, including cash, was approximately $206 million, subject to leverage and borrowing base restrictions.

•	Board approval obtained to reduce the applicable minimum asset coverage ratio from 200% to 150% effective October 29, 2020.

New York, October 30, 2019 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.14 per share, payable on January 8, 2020 to stockholders of record at the close of business on December 18, 2019.

“During the third quarter, we continued to achieve progress on our strategic priorities of (i) stabilizing NAV by exiting non-core legacy investments in a prudent manner and (ii) deploying more capital into diversified and secured income-producing investments, as the core of our portfolio. The non-core legacy portfolio was 18% of the total portfolio by fair market value at September 30, 2019, compared to 28% and 33% at June 30, 2019 and December 31, 2018, respectively. The quarter over quarter reduction was driven by a successful exit of the second lien and equity position in Vertellus Holdings and related companies during the third quarter. Vertellus was previously the largest position in the non-core portion of the portfolio. The exit of these two positions, along with a partial exit of Vertellus first lien position resulted in $32 million of proceeds, which was $2.2 million below the prior quarter mark. We continue to focus on prudent exits or reductions of the remaining non-core legacy positions which have been a source of NAV volatility,” commented James E. Keenan, Chairman and Interim CEO of the Company.

“Gross and net deployments were $66.8 million and $29.4 million, respectively, during the third quarter. We added five new portfolio companies and made add-on investments into six existing portfolio companies. The increased scale and capabilities of our platform following the integration of Tennenbaum Capital Partners LLC, or TCP, with the Company’s adviser, BlackRock Capital Investment Advisors, LLC is evidenced by the following origination and portfolio composition metrics during the first three quarters of 2019:

•	Gross deployments of $230 million included first or second lien loans to 20 new portfolio companies
•	Number of portfolio companies increased from 27 to 43
•	First lien investments increased from 24% of the portfolio by FMV to 33%
•	First and second lien (i.e. secured) investments increased from 47% of the portfolio by FMV to 57%
•	Net Leverage ratio: increased from 0.36x to 0.61x

“The net unrealized and realized losses of $22.3 million (or $0.33 per share) were primarily concentrated in the non-core legacy investments. The investment in the equity of US Well Services (“USWS”) alone resulted in $11.2 million of unrealized loss (or $0.16 per share), driven by the decline in its public trading price. We anticipate that the valuation of our USWS investment will continue to shift in line with the quarter-end closing prices of the USWS stock.

“On October 29, 2019, the Company’s Board of Directors approved the application to the Company of the 150% minimum asset coverage requirement, as detailed further in this earnings release. As a result, the applicable minimum asset coverage ratio will be reduced from 200% to 150%, effective October 29, 2020 (unless the Company receives earlier stockholder approval). Our goal is to prudently increase leverage from current levels as further non-core exits occur, with a target leverage range of 1.00-1.25x once the reduced asset coverage requirement becomes effective. We believe that the added flexibility will allow the Company to pursue its goal of improving return on equity, while creating a more diversified portfolio of secured income-producing investments.”

Financial Highlights

	Q3 2019		Q2 2019		Q3 2018
($'s in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$9.6	$0.14	$11.2	$0.16	$12.5	$0.18
Net realized and unrealized gains/(losses)	$(22.3)	$(0.33)	$(21.8)	$(0.31)	$7.9	$0.11
Deferred taxes	—	—	—	—	$(0.4)	$(0.01)
Basic earnings/(losses)	$(12.7)	$(0.18)	$(10.6)	$(0.15)	$20.0	$0.28
Distributions declared	$9.6	$0.14	$12.4	$0.18	$12.8	$0.18
Net Investment Income/(loss), as adjusted[1]	$9.6	$0.14	$11.2	$0.16	$12.5	$0.18
Basic earnings/(losses), as adjusted[1]	$(12.7)	$(0.18)	$(10.6)	$(0.15)	$20.0	$0.28

($'s in millions, except per share data)	September 30, 2019	June 30, 2019	December 31, 2018	September 30, 2018

Total assets	$742.7	$756.7	$693.6	$799.5
Investment portfolio, at fair market value	$725.9	$718.7	$671.7	$780.6
Debt outstanding	$276.1	$252.7	$186.4	$233.0
Total net assets	$446.8	$469.1	$487.0	$543.2
Net asset value per share	$6.49	$6.82	$7.07	$7.66
Net leverage ratio[2]	0.61x	0.53x	0.36x	0.43x

1  Non-GAAP basis financial measure. See Supplemental Information on page 8.

2 Calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold plus payables for investments purchased, and (B) NAV.

Business Updates

•

On August 30, 2019, the Company entered into a Fourth Amendment to the Second Amended and Restated Senior Secured Revolving Credit Facility which (i) permanently reduces the aggregate amount of multicurrency commitments under the Credit Facility from $400,000,000 to $340,000,000 and (ii) reduces the amount of shareholders’ equity required under the Credit Facility from $450,000,000 plus 25% of net proceeds from the sale of equity interests to $375,000,000 plus 25% of net proceeds from the sale of equity interests after August 30, 2019.

•

The non-core legacy asset book comprised 18% of our total portfolio by fair market value as of September 30, 2019, an improvement from 28% at the end of the prior quarter. This includes 13% in income-producing investments, 1% in non-earning equities and 4% in non-accrual investments by fair market value. Our investments in AGY Holding, Red Apple, US Well Services and related issuers comprise 53% of the non-core book by fair market value.

•

Under our existing share repurchase program, during the third quarter of 2019, no shares were repurchased. Cumulative repurchases since BlackRock entered into the investment management agreement with the Company in early 2015 totals approximately 7.3 million shares for $50.4 million, representing 80.4% of total share repurchase activity, on a dollar basis, since inception.  Since the inception of our share repurchase program through September 30, 2019, we have purchased approximately 9.0 million shares at an average price of $6.94 per share, including brokerage commissions, for a total of $62.7 million.  As of September 30, 2019, 3,320,309 shares remained authorized for repurchase. On October 29, 2019, the Company’s Board of Directors renewed the authorization for the Company to purchase up to a total of 5,000,000 shares, effective until the earlier of November 3, 2020 or such time that all of the authorized shares have been repurchased. Also on October 29, 2019, the 3,320,309 shares unpurchased from the October 30, 2018 authorization expired.

•

On October 29, 2019, the Company’s Board of Directors approved the application of the modified asset coverage requirement set forth in Section 61(a)(2) of the Investment Company Act, as amended by the Small Business Credit Availability Act (“SBCAA”). As a result, effective on October 29, 2020 (unless the Company receives earlier stockholder approval), the Company’s asset coverage requirement will be reduced from 200% to 150%. Additionally, upon the effectiveness of the reduced asset coverage ratio on October 29, 2020 (or earlier if stockholder approval is obtained), the Advisor intends to reduce the annual rate of its base management fees charged to the Company from 1.75% to 1.50%, with a further reduction to 1.00% on assets that exceed 200% of NAV. Simultaneous with such reduction in base management fee rate, the Advisor intends to reduce (i) the rate of incentive fee based on income other than capital gains from 20% over a 7% annualized hurdle rate to 17.5% over a 7% annualized hurdle rate and (ii) the rate of incentive fee based on capital gains from 20% to 17.5%.

Portfolio and Investment Activity*

($’s in millions)	Three Months ended September 30, 2019	Three Months ended June 30, 2019	Three Months ended September 30, 2018

Investment deployments	$66.8	$105.6	$70.7
Investment exits	$37.4	$45.6	$74.5
Number of portfolio company investments at the end of period	43	38	28
Weighted average yield of debt and income producing equity securities, at fair market value	11.0%	11.7%	11.2%
% of Portfolio invested in Secured debt, at fair market value	57%	53%	49%
% of Portfolio invested in Unsecured debt, at fair market value	21%	21%	21%
% of Portfolio invested in Equity, at fair market value	22%	26%	30%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)	$22.8	$25.0	$34.1

*Balance sheet amounts above are as of period end

•	We deployed $66.8 million during the quarter while exits of investments totaled $37.4 million, resulting in a $29.4 million net increase in our portfolio due to investment activity.
▪

Our deployments consisted of five new portfolio companies and six investments into existing portfolio companies, which primarily consisted of the following five new portfolio company investments and one existing portfolio company investment:

▪	$17.5 million funded L + 7.00% first lien term loan to Juul Labs, Inc., an electronic cigarette company;
▪	$15.3 million funded L + 6.75% first lien term loan to WH Buyer, LLC, a retail brand that sells women’s apparel;
▪	$7.8 million funded L + 8.43% first lien term loan to Winshuttle, LLC, a provider of data automation and data process management;
▪	$7.3 million funded L + 7.75% second lien term loan to Bluefin Holding, LLC, a provider of software solutions for asset managers;
▪	$4.5 million funded L + 6.00% first lien term loan (with a $0.5 million unfunded revolving term loan) to Sandata Technologies, LLC, a provider of home care solutions; and
▪	$4.7 million of incremental L + 8.09% first lien term loan to Diamondback Acquisition.

▪	Our repayments were primarily concentrated in significant reduction in credit exposure in one non-core legacy portfolio company:
▪

Full exit of our second lien debt and equity investments in Vertellus Holdings, LLC or V Global LLC (“Vertellus”) and the partial sale of first lien debt investment in Vertellus, resulting in net proceeds received of approximately $32.0 million.

•

Our $96.3 million equity investment in BCIC Senior Loan Partners (“SLP”) is generating a yield of greater than 11%. Total committed capital and outstanding investments, at par, amounted to $296.0 million and $290.9 million, respectively, to 24 borrowers. During the third quarter, SLP made incremental investments to two existing portfolio companies totaling $1.2 million, which consisted of investment from capital commitments pertaining to delayed draw and revolving loans. During the third quarter, SLP’s exits and repayments were approximately $13.9 million, which primarily consisted of an exit to our investment in New Era Technology, Inc., and partial disposition of our investment in F.M.I. Intermediate Holdings, LLC.

•

As of September 30, 2019, there were four non-accrual investment positions, representing approximately 4.3% and 7.6% of total debt and preferred stock investments, at fair value and cost, respectively, as compared to non-accrual investment positions of approximately 1.6% and 7.1% of total debt and preferred stock investments at fair value and cost, respectively, at December 31, 2018. Our average internal investment rating at fair market value at September 30, 2019 was 1.38 as compared to 1.43 as of the prior quarter end.

•

During the quarter ended September 30, 2019, net realized and unrealized losses were $22.3 million, primarily due to depreciation in portfolio valuations during the quarter. Legacy non-core assets in the portfolio contributed to 85% of this loss.

Third Quarter Financial Updates

•	NII was $9.6 million, or $0.14 per share, for the three months ended September 30, 2019. Relative to distributions declared of $0.14 per share, our NII distribution coverage was 100% for the quarter.
•

For the quarter ended September 30, 2019, we incurred base management fees of $3.2 million, and incentive management fees based on income of $2.1 million, of which our advisor has voluntarily and partially waived incentive fees of $1.2 million, resulting in net incentive fees of $0.9 million for the period. The payment of the $0.9 million net incentive fees based on income was deferred pursuant to our investment management agreement. Including this voluntary partial waiver, $22.2 million of incentive management fees have been waived on a cumulative basis. For incentive management fees based on gains, there was no accrual or payment as of September 30, 2019.

•

Tax characteristics of all 2018 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2018 distributions of $0.72 per share were comprised of $0.70 per share from various sources of income and $0.02 per share of return of capital. Our return of capital distributions totaled $1.98 per share from inception to December 31, 2018. At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2018.

Liquidity and Capital Resources

•

At September 30, 2019, we had $3.4 million in cash and cash equivalents and $202.1 million of availability under our credit facility, subject to leverage restrictions, resulting in approximately $205.5 million of availability for portfolio company investments.

•

Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, was 0.61x at quarter-end, and our 258% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $163.0 million. Further, as of quarter-end, approximately 78% of our assets were invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, October 31, 2019, to discuss its third quarter 2019 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (888) 220-8451, or from outside the United States, +1-720-452-9217, 10 minutes before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 6781438). A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, October 31, 2019 and ending at 1:00 p.m. on Thursday, November 14, 2019. To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial (719) 457-0820 and enter the Conference ID Number 6781438.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (http://www.blackrockbkcc.com/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments.  The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

	September 30, 2019	December 31, 2018
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $368,883,039 and $233,331,450)	$355,908,897	$200,569,644
Non-controlled, affiliated investments (cost of $68,533,450 and $130,892,674)	26,915,558	111,727,234
Controlled investments (cost of $383,997,209 and $388,870,375)	343,107,836	359,356,068
Total investments at fair value (cost of $821,413,698 and $753,094,499)	725,932,291	671,652,946
Cash and cash equivalents	3,407,997	13,497,320
Receivable for investments sold	585,968	1,691,077
Interest, dividends and fees receivable	10,553,452	4,084,001
Prepaid expenses and other assets	2,170,461	2,707,036
Total Assets	$742,650,169	$693,632,380
Liabilities
Debt (net of deferred financing costs of $2,533,696 and $3,227,965)	$276,120,037	$186,397,728
Interest and credit facility fees payable	2,674,247	722,841
Distributions payable	9,637,075	12,552,212
Base management fees payable	3,230,147	3,494,520
Incentive fee payable	872,695	—
Payable for investments purchased	—	989,460
Accrued administrative services	330,073	376,507
Other accrued expenses and payables	2,965,956	2,078,958
Total Liabilities	295,830,230	206,612,226
Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized,
77,861,287 and 77,861,287 issued and 68,836,255 and 68,921,798 outstanding	77,861	77,861
Paid-in capital in excess of par	853,248,794	853,248,794
Distributable earnings (losses)	(343,837,461)	(304,106,473)
Treasury stock at cost, 9,025,032 and 8,939,489 shares held	(62,669,255)	(62,200,028)
Total Net Assets	446,819,939	487,020,154
Total Liabilities and Net Assets	$742,650,169	$693,632,380
Net Asset Value Per Share	$6.49	$7.07

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Investment Income:
Non-controlled, non-affiliated investments:
Cash interest income	$8,167,397	$6,355,510	$20,922,567	$21,680,075
PIK interest income	362,757	285,387	858,865	285,387
Fee income	441,537	314,103	1,354,283	1,062,810
Total investment income from non-controlled, non-affiliated investments	8,971,691	6,955,000	23,135,715	23,028,272
Non-controlled, affiliated investments:
Cash interest income	937,710	2,341,479	3,364,592	7,464,526
PIK interest income	114,221	719,007	128,622	1,409,967
PIK dividend income	—	193,227	220,480	573,379
Fee income	1,604	—	1,604	35,000
Total investment income from non-controlled, affiliated investments	1,053,535	3,253,713	3,715,298	9,482,872
Controlled investments:
Cash interest income	4,967,220	6,608,904	17,727,023	17,425,381
PIK interest income	1,057,151	191,253	2,017,417	1,474,466
Cash dividend income	3,878,092	3,678,572	12,172,960	10,295,858
PIK dividend income	—	—	—	731,516
Fee income	3,199	321,463	128,299	711,788
Total investment income from controlled investments	9,905,662	10,800,192	32,045,699	30,639,009
Other income	25,296	—	30,371	—
Total investment income	19,956,184	21,008,905	58,927,083	63,150,153
Expenses:
Base management fees	3,230,146	3,481,000	9,173,908	10,644,268
Incentive management fees	2,101,954	2,497,266	6,628,725	6,153,967
Interest and credit facility fees	4,312,944	3,743,694	11,466,706	11,441,909
Professional fees	814,820	212,430	1,783,336	1,564,350
Administrative services	330,072	355,238	1,031,012	1,326,216
Director fees	185,250	181,000	553,250	546,000
Investment advisor expenses	87,500	87,500	262,500	262,500
Other	485,682	461,711	1,512,742	1,717,928
Total expenses, before incentive management fee waiver	11,548,368	11,019,839	32,412,179	33,657,138
Incentive management fee waiver	(1,229,259)	(2,497,266)	(5,756,030)	(6,153,967)
Expenses, net of incentive management fee waiver	10,319,109	8,522,573	26,656,149	27,503,171
Net Investment Income	9,637,075	12,486,332	32,270,934	35,646,982

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	—	488,772	(23,395,840)	(46,107,825)
Non-controlled, affiliated investments	(76,161)	—	(345,387)	—
Controlled investments	—	(2,644,230)	—	(28,759,662)
Net realized gain (loss)	(76,161)	(2,155,458)	(23,741,227)	(74,867,487)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(1,013,109)	(4,724,274)	20,131,296	24,416,981
Non-controlled, affiliated investments	(13,565,504)	1,795,922	(22,796,087)	16,952,593
Controlled investments	(7,594,669)	12,895,555	(11,375,067)	23,540,227
Foreign currency translation	(79,775)	116,642	197,292	(208,413)
Net change in unrealized appreciation (depreciation)	(22,253,057)	10,083,845	(13,842,566)	64,701,388
Net realized and unrealized gain (loss) before taxes	(22,329,218)	7,928,387	(37,583,793)	(10,166,099)
Deferred taxes	—	(409,765)	—	(2,220,156)
Net realized and unrealized gain (loss) after taxes	(22,329,218)	7,518,622	(37,583,793)	(12,386,255)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(12,692,143)	$20,004,954	$(5,312,859)	$23,260,727
Net Investment Income Per Share—basic	$0.14	$0.18	$0.47	$0.50
Earnings (Loss) Per Share—basic	$(0.18)	$0.28	$(0.08)	$0.32
Average Shares Outstanding—basic	68,836,255	71,008,615	68,836,702	71,892,278
Net Investment Income Per Share—diluted	$0.14	$0.17	$0.45	$0.48
Earnings (Loss) Per Share—diluted	$(0.18)	$0.25	$(0.08)	$0.32
Average Shares Outstanding—diluted	85,829,992	88,002,352	85,830,439	88,886,015
Distributions Declared Per Share	$0.14	$0.18	$0.50	$0.54

Supplemental Information

The Company reports its financial results on a generally accepted accounting principles (“GAAP”) basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

After March 6, 2017, incentive management fees based on income have been calculated for each calendar quarter and are paid on a quarterly basis if certain thresholds are met. The Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. In addition, on March 7, 2017, BlackRock Advisors, in consultation with the Company’s Board of Directors, agreed to waive incentive fees based on income after March 6, 2017 to December 31, 2018, which was extended to June 30, 2019. BCIA has agreed to honor such waiver. For the three months ended September 30, 2019, BCIA has voluntarily and partially waived incentive fees for the quarter. For a more detailed description of the Company’s incentive management fee, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three months ended September 30, 2019	Three months ended September 30, 2018	Nine months ended September 30, 2019	Nine months ended September 30, 2018
GAAP Basis:
Net Investment Income	$9,637,075	$12,486,332	$32,270,934	$35,646,982
Net Investment Income per share	0.14	0.18	0.47	0.50
Addback: GAAP incentive management fee expense based on Gains	—	—	—	—
Addback: GAAP incentive management fee expense based on Income net of incentive management fee waiver	$872,695	—	$872,695	—
Pre-Incentive Fee[1]:
Net Investment Income	$10,509,770	$12,486,332	$33,143,629	$35,646,982
Net Investment Income per share	0.15	0.18	0.48	0.50
Less: Incremental incentive management fee expense based on Income net of incentive management fee waiver	$(872,695)	—	$(872,695)	—
As Adjusted[2]:
Net Investment Income	$9,637,075	$12,486,332	$32,270,934	$35,646,982
Net Investment Income per share	0.14	0.18	0.47	0.50

Note:  The NII amounts for the three and nine months ended September 30, 2019 are net of incentive management fees based on income and an incentive management fee waiver in the amounts of $1,229,259 and $5,756,030, respectively. Additionally, please note that the NII amounts for the three and nine months ended September 30, 2018 are net of incentive management fees based on income and an incentive management fee waiver in the amounts of $2,497,266 and $6,153,967, respectively. For the periods shown, there is no difference between the GAAP and as adjusted figures; however, there may be a difference in future periods.

1 Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

2 As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. Until March 6, 2017, the incremental incentive management fee was calculated based on the current quarter's incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters. After March 6, 2017, incentive management fee expense based on income has been calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met.  Amounts reflect the Company's ongoing operating results and reflect the Company's financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,”

“potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.